Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:42 PM 02/22/2021

FILED 04:42 PM 02/22/2021

SR 20210569682 – File Number 5204193

CERTIFICATE OF INCORPORATION
OF

AULT DISRUPTIVE TECHNOLOGIES CORPORATION

______________________________________

THE UNDERSIGNED, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware General Corporation Law”), hereby certifies that:

First:         The name of this Corporation is: Ault Disruptive Technologies Corporation (the “Corporation”).

Second:    The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is: 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is: National Registered Agents, Inc.

Third:        The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Fourth:    The aggregate number of shares of stock that the Corporation shall have authority to issue is: Fourteen Million Three Hundred Seventy-Five Thousand (14,375,000) shares of Common Stock, par value $0.001 per share.

Fifth:         Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Sixth:         The original Bylaws of the Corporation shall be adopted by the incorporator; thereafter, in furtherance and not in limitation of the powers conferred by statute, the power to make, alter, or repeal the Bylaws, and to adopt any new Bylaw, shall be vested in the Board of Directors.

Seventh:    (A)      To the fullest extent permitted by the Delaware General Corporation Law, as it exists on the date hereof or as it may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B)       The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

(C)       Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do hereby declare and certify that the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of February, 2021.

/s/ Henry Nisser
Henry Nisser, Sole Incorporator
100 Park Avenue, 16th Floor, Suite 1685A
New York, NY 10017